Checkpoint Systems, Inc.
101 Wolf Drive, P.O. Box 188
Thorofare, NJ 08086

Exhibit 5.1
August 21, 2012

Checkpoint Systems, Inc.
101 Wolf Drive
P.O. Box 188
Thorofare, NJ 08086

Re: Registration Statement on Form S-8 (File No. 333- ); 400,000 Shares of Common Stock, $0.10 par value issued pursuant to the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan

Ladies and Gentlemen:

I am acting as counsel to Checkpoint Systems, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed issuance of up to 400,000 shares of common stock, $0.10 par value per share (the “Shares”) pursuant to the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan (the “Plan”).  The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2012 the (Registration No. 333–   ) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.  In rendering this opinion, I do not express any opinion concerning any law other than the corporate laws of the Commonwealth of Pennsylvania (which includes the Pennsylvania Business Corporation Law and applicable provisions of the Pennsylvania constitution, as well as reported judicial decisions interpreting same), and, to the extent passed upon herein, the federal laws of the United States. Subject to the foregoing and the other matters set forth herein, it is my opinion that when the Shares shall have been issued by the Company against payment therefor (not less than par value) in accordance with the terms of the Plan, the issue and sale of the Shares will have been duly authorized and the Shares will be validly issued, fully paid and nonassessable.

Checkpoint Systems, Inc.
August 21, 2012

_______________________

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  I consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ John R. Van Zile
John R. Van Zile
Senior Vice President,
General Counsel and Secretary